[Rotenberg & Co., LLP Letterhead]



                          INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors and Stockholders
China Finance Inc. and Subsidiary
Jersey City, New Jersey

        We consent to the use in this Annual report of China Finance Inc. on Form 10-KSB of our report dated February 23, 2005, for the Period from the date of Incorporation (June 24, 2004) through December 31, 2004, and to the reference to us under the heading "Experts", which is a part of this Annual Report.

/s/ Rotenberg & Company, LLP

Rotenberg & Co., LLP
Rochester, New York
March 23, 2005